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                                                                     Exhibit 5.1

                                 April 23, 2003

Atlas Pipeline Partners, L.P.
Atlas Pipeline Partners GP, LLC
311 Rouser Road
Moon Township, PA 15108

Gentlemen/Ladies:

         We have acted as counsel to Atlas Pipeline Partners, L.P. (the "Partnership") in connection with the preparation and filing by the Partnership of a registration statement (the "Registration Statement") on Form S-2, Registration No. 333-104265, with respect to the offer and sale (the "Offering") of up to 1,092,500 Common Units of Limited Partnership Interest (the "Common Units") of the Partnership. In connection therewith, the Partnership has requested our opinion as to certain matters referred to below.

         In our capacity as such counsel, we have familiarized ourselves with the actions taken by the Partnership in connection with the authorization and registration of the Common Units. We have examined the originals or certified copes of such records, agreement, certificates of public officials and others, and such other documents, including the Registration Statement and any amendments thereto, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all copes submitted to us as conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to factual matters relating to the use of the proceeds from the Offering and compliance of the Offering and the Partnership with the financial and other factual and pro forma tests of Section 5.7 of the Partnership's First Amended and Restated Agreement of Limited Partnership which are relevant to the opinions set forth in Item 2 and Item 3, below, we have relied upon a certificate of the Partnership and its General Partner.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Partnership is a limited partnership which has been duly formed, is validly existing and is in good standing under the laws of the State of Delaware.



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April 23, 2003
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         2. The Partnership has full power and authority to issue the Common
         Units.

         3. When issued as set forth in the Registration Statement, the Common Units will be validly issued, fully paid and non-assessable.

         With respect to the opinions hereinabove set forth, we draw your attention to the fact that we are not admitted to the Bar in the State of Delaware and, accordingly, that our opinions concerning Delaware are based on our reasonable familiarity with the Delaware Revised Uniform Limited Partnership Act as a result of our prior involvement in transactions involving such laws. No opinion is expressed with respect to the laws of any other jurisdiction or to the application of any such laws.

         We consent to the references to this opinion and to Ledgewood Law Firm, P.C. in the prospectus included as part of the Registration Statement, and to the inclusion of this opinion as an exhibit to the Registration Statement.


                                                  Very truly yours,

                                                  /s/  Ledgewood Law Firm, P.C.
                                                  -----------------------------
                                                  LEDGEWOOD LAW FIRM, P.C.